EXHIBIT 99.1

LeMaitre Vascular Divests General Surgery Product Lines

BURLINGTON, Mass., April 5, 2018 (GLOBE NEWSWIRE) — LeMaitre Vascular, Inc. (Nasdaq:LMAT), announced today that it has divested its general surgery product lines to Symmetry Surgical, Inc. for $7.4 million.

Included in the divestiture were the Reddick Cholangiogram Catheter and Reddick Saye-Screw, both used during laparoscopic cholecystectomy procedures. As part of the transaction, the parties entered into a two-year manufacturing transition services agreement.

Dave Roberts, LeMaitre Vascular’s President, commented, “We are pleased to divest these general surgical product lines and to rationalize our portfolio. Following this transaction, all of LeMaitre’s remaining 14 product lines are now focused on the needs of our core customer, the vascular surgeon.”

“Symmetry Surgical is excited to add the Reddick® product lines to our comprehensive laparoscopic portfolio,” said Scott Kunkel, Chief Financial Officer, Symmetry Surgical. “We look forward to partnering with LeMaitre Vascular during this transition period to provide excellent service to our customers.”

In 2017, LeMaitre’s general surgery product lines accounted for $3.3 million in revenue and $2.5 million in gross profit.

Business Outlook

LeMaitre Vascular will provide Q1 results as well as updated full year 2018 guidance on April 25, 2018.

Advisors

High Peaks Partners, LLC served as advisor to LeMaitre Vascular.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices, implants and services for the treatment of peripheral vascular disease, a condition that affects more than 200 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company’s diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart. Additional information can be found at www.lemaitre.com.

About Symmetry Surgical

Symmetry Surgical develops and delivers high-quality surgical instrumentation to healthcare providers around the world. Our portfolio of more than 20,000 products includes proven, trusted brands, and we work to bring new innovations to market that can help clinicians deliver superior patient care – from access to intervention to closure in surgical procedures. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Contacts

LeMaitre Vascular, Inc.

Investor Relations

Steven Chehames

+1-781-425-1659

schehames@lemaitre.com

Symmetry Surgical, Inc.

Marketing Communications

Allison Lowery Pullen

+1-615-964-5280

Allison.pullen@symmetrysurgical.com